Exhibit 21

We have the following subsidiaries:

	Jurisdiction of	Name Under Which
	Incorporation or	Subsidiary Does	%
Name of Subsidiary	Organization	Business	Ownership

NeuLion USA, Inc.	Delaware	NeuLion USA	100%

NeuLion Real Estate, Inc.	Delaware	NeuLion Real Estate	100%

JumpTV USA Inc.	Delaware	JumpTV USA Inc.	100%

JumpTV USA Holdco, Inc.	Delaware	NeuLion	100%

Interactive Netcasting Systems Inc.	Canada	NeuLion	100%

NeuLion China Co., Ltd.	China	NeuLion China	100%

NeuLion, Limited	United Kingdom	NeuLion, Cycling Television, Cycling TV	100%

TransVideo International Ltd.	British Virgin Islands	TransVideo	100%

Beijing Digital TransVideo	China	TransVideo	100%
Technology Co., Ltd.

NeuLion MENA DMCC	United Arab Emirates	NeuLion MENA DMCC	100%

NeuLion Singapore Pte. Ltd.	Singapore	NeuLion Singapore	100%

NLD Corporation	Delaware	NeuLion	100%

NLD LLC	Delaware	NeuLion	100%

NLD Holdings I, Inc.	Delaware	NeuLion	100%

NLD International Inc.	Delaware	NeuLion	100%

MainConcept GmbH	Germany	MainConcept	100%

Sonic IP, Inc.	California	Sonic IP	100%

MainConcept-DivX, LLC	Russia	MainConcept	100%

MainConcept LLC	California	MainConcept	100%

NeuLion Japan LLC	Japan	NeuLion Japan	100%

DivX UK Limited	United Kingdom	Inactive	100%

INSINC Technologies Ltd.	Canada	Inactive	100%

DivX - Tecnologia Ltda.	Brazil	Inactive	99%

DivX Networks (Europe) GmbH	Germany	Inactive	100%

NeuLion AC, Inc.	Delaware	Inactive	100%

NeuLion International Inc.	Delaware	Inactive	100%

Sport International Group, LLC	Delaware	Inactive	100%

Deportes Ya, S.A.	Argentina	Inactive	97%